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                                                                       Exhibit 9


     This RIGHT OF FIRST REFUSAL between LIMITED DIRECT ASSOCIATES, L.P. (the "Stockholder") and UNITED RETAIL GROUP, INC. (the "Corporation"), dated September 17, 1999.

     WHEREAS, the Stockholder holds shares of Common Stock, $.001 par value per share ("Shares"), of the Corporation;

     WHEREAS, the Shares are traded on the NASDAQ National Market System ("NASDAQ"); and

     WHEREAS, from time to time the Stockholder may desire to sell Shares and the Corporation may desire to repurchase Shares.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1.  Fee.  The Corporation paid the Stockholder $1,000, receipt of
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which is hereby acknowledged, in consideration of the issuance and delivery of this Right of First Refusal.

     SECTION 2.  Rights of First Refusal.  (a)  Subject to the provisions of
                 -----------------------
Section 2(b) and 2(c), if the Stockholder wishes to sell or otherwise transfer any or all of the Shares then owned by it, it shall first give notice (the "Transfer Notice") to the Corporation specifying the number of Shares it wishes to transfer (the "Transfer Shares"), the identity of the proposed transferee, the proposed consideration per Share to be received (which proposed consideration shall be deemed to be the "Transfer Price", except as otherwise provided in Section 2(b), and except that if all or any part of the proposed consideration to be received is not cash, the corresponding portion of the Transfer Price shall be the amount of cash equal to the fair value of such non-cash consideration), and any other material terms and conditions of the proposed transfer, and containing an irrevocable offer (open to acceptance for a period of three business days after the date such Transfer Notice is given) to sell any or all of the Transfer Shares to the Corporation at the Transfer Price.

     (b) Anything in Section 2(a) to the contrary notwithstanding, if the Stockholder wishes to transfer shares in transactions to be executed on NASDAQ, the Transfer Notice shall so state and shall specify the number of Shares the Stockholder wishes to sell on NASDAQ and the closing price for Shares on NASDAQ on the day the Transfer Notice is given (which closing price shall be deemed to be the "Transfer Price"), and the Transfer Notice need not contain any other information, and such Transfer Notice shall constitute an irrevocable offer (open to acceptance until 9:15 a.m. Eastern Time on the business day following the date such Transfer Notice is given) to sell any or all of the Transfer Shares to the Corporation at the Transfer Price.

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     (c)  Anything in Section 2(a) and 2(b) to the contrary notwithstanding, the
Stockholder shall have the unconditional right at any time to donate Shares to operating charities and charitable foundations, and to transfer Shares to any affiliate of the Stockholder, and such donations and transfers shall not be subject to the terms and provisions of this Right of First Refusal, provided
                                                                    --------
that in the case of a transfer to an affiliate, such affiliate shall be bound by this Right of First Refusal.

     (d) The number of Transfer Shares shall in no event be less than 25,000 Shares, unless the Stockholder holds fewer than 25,000 Shares, in which event the Transfer Notice must be for all Shares owned by the Stockholder.

     (e) The Corporation shall have the right to purchase any or all of the Transfer Shares; provided that the Corporation must determine the number of the
                 --------
Transfer Shares it will purchase and evidence its irrevocable acceptance of the offer and its agreement to purchase such Transfer Shares by delivering to the Stockholder, prior to the expiration of the period during which the offer remains open for acceptance pursuant to Section 2(a) or 2(b), notice (the "Notice of Acceptance") of the number of Transfer Shares the Corporation has elected to purchase.

     (f) The closing of the purchase by the Corporation of any Transfer Shares that it elects to purchase shall be effected in accordance with the same procedures that would apply to a trade on NASDAQ, including as to timing of settlement (T+3) and form of payment (immediately available funds), through such broker as the Stockholder may designate by notice to the Corporation from time to time. In the event that either the Stockholder shall default in the delivery of the Transfer Shares or the Corporation shall default in the delivery of funds, the other party and its broker shall be entitled to the same rights and remedies as would be available to such party if such failure occurred in connection with a sale on NASDAQ. The Corporation hereby acknowledges that certain certificates representing Shares are legended and waives any default by the Stockholder resulting from the existence of such legends.

     (g) If, at the expiration of the period during which the offer remains open for acceptance pursuant to Section 2(a) or 2(b), the Corporation has either not delivered a Notice of Acceptance of the offer contained in a Transfer Notice or has delivered a Notice of Acceptance with respect to fewer than all of the Transfer Shares, then the Stockholder shall have 90 days in which to sell any or all of the Transfer Shares not accepted for purchase by the Corporation at a price not lower than the Transfer Price, unless such Transfer Shares are sold on NASDAQ, in which case at whatever price is obtainable on NASDAQ. If, at the end of such 90-day period, the Stockholder has not completed the transfer of all of such Transfer Shares, it shall no longer be permitted to transfer any such Transfer Shares without again complying with this Right of First Refusal in its entirety.

     (h) If the Stockholder determines at any time within such 90-day period that it is impractical to sell all or any part of such Transfer Shares in accordance with Section 2(g), it may terminate all attempts to sell such Transfer Shares and recommence the procedures of this Right

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of First Refusal in their entirety without waiting for
the expiration of such 90-day period by delivering written notice of such decision to the Corporation.

     SECTION 3.  Severability; Governing Law.  If any provision of this Right of
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First Refusal shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Right of First Refusal shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 4.  Benefits of Agreement.  This Agreement shall be binding upon
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and inure to the benefit of the parties and their respective successors and assigns.

     SECTION 5.  Notices.  All notices and communications to be given or to
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otherwise be made to any party shall be effective upon delivery if contained in a written instrument delivered by fax, e-mail, in person or by a recognized national courier service, charges prepaid, addressed to:

                 (a)     If to the Corporation:

                         United Retail Group, Inc.
                         365 West Passaic Street
                         Rochelle Park, New Jersey  07662-6563
                         Attention: Chief Administrative Officer
                         Telephone: (201) 909-2110
                         Fax: (201) 909-2122
                         E-mail: gremeta@unitedretail.com

                 with a copy to:

                         United Retail Group, Inc.
                         365 West Passaic Street
                         Rochelle Park, New Jersey  07662-6563
                         Attention: General Counsel
                         Telephone: (201) 909-2200
                         Fax: (201) 909-2103
                         E-mail: kcarroll@unitedretail.com

                 (b)     If to the Stockholder:

                         Limited Direct Associates, L.P.
                         c/o The Limited, Inc.
                         Three Limited Parkway
                         Columbus, OH 43230
                         Attention: Kenneth B. Gilman
                                    Vice Chairman

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                         Telephone: (614) 415-7222
                         Fax: (614) 415-7185
                         E-mail: kgilman@limited.com

                 with a copy to:

                         The Limited, Inc.
                         Three Limited Parkway
                         Attention: Patrick Hectorne
                                    Treasurer
                         Columbus, Ohio 43230
                         Fax: (614) 415-7060
                         E-mail: phectorne@limited.com

provided that Transfer Notices with respect to proposed sales on NASDAQ and
--------
Notices of Acceptance in response to such Transfer Notices shall be delivered by fax and e-mail.

     SECTION 6.  Modification; Amendment.  Except as otherwise provided herein,
                 -----------------------
neither this Right of First Refusal nor any provision hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by the party to be bound.

     SECTION 7.  Disclosure; Public Announcements.  None of the parties hereto
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shall furnish copies of, disclose the terms or existence of or make any public announcement regarding this Right of First Refusal without first identifying the persons to which such copies are proposed to be furnished and delivering the text of any such proposed disclosure or public announcement to the other parties hereto and receiving the prior written consent of such other parties to such furnishing, disclosure or public announcement, which consent shall not be unreasonably withheld or delayed.

     SECTION 8.  Term.  Unless extended by written consent of each party hereto,
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this Right of First Refusal shall expire on September 17, 2000.

     SECTION 9  Captions and References to Sections.  The captions herein are
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inserted for convenience only and shall not define, limit, extend or describe the scope of this Right of First Refusal or affect the construction hereof.

     SECTION 10.  Entire Agreement.  This Right of First Refusal sets forth the
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entire understanding of the parties with respect to the subject matter hereof.
There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the

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subject matter hereof other than those expressly set forth herein.  This Right of First Refusal supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal on the date first above written.

                                    LIMITED DIRECT ASSOCIATES, L.P.

                                    By:  LIMITED DIRECT, INC.


                                    By:  /s/ Patrick Hectorne
                                       ------------------------------------
                                       Title: Treasurer


                                    UNITED RETAIL GROUP, INC.


                                    By:  /s/ G. R. Remeta
                                       ------------------------------------
                                              Vice Chairman and
                                              Chief Administrative Officer

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